Exhibit 10.12
Project Bonus and Release Agreement
THIS PROJECT BONUS AND RELEASE AGREEMENT (“Agreement”), dated as of November 18, 2021 (“Effective Date”), is by and between Air Products and Chemicals, Inc. (the “Company”), and M. Scott Crocco (“Crocco”).
WHEREAS, Crocco retired from the Company, effective September 30, 2021;
WHEREAS, the Company has requested that Crocco provide a customary release of claims against the Company in connection with his recent retirement from the Company;
WHEREAS, Crocco played a critical role in the Company achieving the financial close of the Jazan IGCC Project;
WHEREAS, the Management Development and Compensation Committee (the “Committee”) of the Board of Directors, has determined to reward specified current and former executives of the Company for their extraordinary efforts in achieving the financial close of the Jazan IGCC Project, a project which commenced in 2018, with the financial close occurring on October 27, 2021;
WHEREAS, in recognition of Crocco’s significant contribution to achieving the financial close of the Jazan IGCC Project and his willingness to execute a customary release of claims relating to his employment with the Company, the Compensation Committee has approved the payment to Crocco of the Milestone Bonus (as defined below); and
WHEREAS, the Company and Crocco desire to set forth their respective rights and obligations.
NOW, THEREFORE, in consideration of the covenants and conditions set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:
1.Milestone Payment. In consideration of (a) Mr. Crocco’s extraordinary contributions to the achievement of the financial close of the Jazan IGCC Project, and (b) Crocco’s execution and non-revocation during the applicable revocation period of the release in the form attached as Exhibit A to this Agreement (such form, the “Release” and such conditions, the “Release Conditions”), the Company will pay to Crocco, within seven days following the satisfaction of the Release Conditions, a lump sum cash payment equal to $1,775,000 (“Milestone Payment”), less applicable withholdings for federal, state and local taxes.
2.Acknowledgement of Restrictive Covenants. Crocco acknowledges and agrees that the restricted covenants included in the Company equity award agreements covering awards granted to Crocco will apply in accordance with their terms.
3.Entire Agreement. This Agreement, together with the Release and the restrictive covenants described in Section 2 of this Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes any and all prior agreements or understandings between the parties arising out of or relating to the matters contemplated by this Agreement.

4.Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of Delaware, without giving effect to the conflicts of law principles thereof. Any disputes regarding this Agreement shall be brought only in the Delaware Chancery Court in Wilmington, Delaware or the US District Court for the District of Delaware.
5.Severability of Provisions. Each of the sections contained in this Agreement shall be enforceable independently of every other section in this Agreement, and the invalidity or nonenforceability of any section shall not invalidate or render unenforceable any other section contained in this Agreement.
6.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company, including as a result of a merger or sale of all or substantially all of the Company’s assets or similar corporate transaction. This Agreement shall not be assignable by Crocco. If Crocco shall die before all the payments required by this Agreement to be made to Crocco have been made, then all remaining payments shall be made to Crocco’s estate or such person or trust as Crocco shall designate.
7.Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.
8.Modification. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by both Crocco and the Company.
9.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

AIR PRODUCTS AND CHEMICALS, INC.

By:	/s/ Sean D. Major
Name:	Sean D. Major
Title:	Executive Vice President, General Counsel and Secretary

/s/ M. Scott Crocco
M. Scott Crocco

Signature Page to Project Bonus and Release Agreement

Exhibit A
THIS RELEASE (this “Release”) is entered into between M. Scott Crocco (“Crocco”) and Air Products and Chemicals, Inc. (the “Company”), for the benefit of the Company. Reference is made to the Project Bonus and Release Agreement (the “PBRA”), dated November 18, 2021, by and between the Company and Crocco. Capitalized terms used and not defined herein shall have the meanings provided in the PBRA. The entering into and non-revocation of this Release is a condition to Crocco’s right to receive the Milestone Payment.
Accordingly, Crocco and the Company agree as follows:
1.    In partial consideration for the Milestone Payment, to which Crocco is not otherwise entitled, and the sufficiency of which Crocco acknowledges, Crocco represents and agrees, as follows:
(a)    Crocco, for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively “Releasers”), hereby irrevocably and unconditionally releases, acquits and forever discharges and agrees not to sue the Company or any of its parents, subsidiaries, divisions, affiliates and related entities and their current and former directors, officers, and, in their official capacities as such, shareholders, trustees, employees, consultants, independent contractors, representatives, agents, servants, successors and assigns and all persons acting by, through or under or in concert with any of them (collectively “Releasees”), from all claims, rights and liabilities up to and including the date of this Release arising from or relating to Crocco’s employment with (including service as a director), or termination of employment from (including termination of service as a director), the Company and its subsidiaries and affiliates, and from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of actions, suits, rights, demands, costs, losses, debts and expenses in connection with Crocco’s employment and termination of employment with the Company and its subsidiaries, known or unknown, suspected or unsuspected and any claims of wrongful discharge, breach of contract, implied contract, promissory estoppel, defamation, slander, libel, tortious conduct, employment discrimination or claims under any federal, state or local employment statute, law, order or ordinance, including any rights or claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq. (“ADEA”), the Americans with Disabilities Act of 1990, as amended, the Family Medical Leave Act of 1993, as amended, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Vietnam Era Veterans’ Readjustment Assistance Act of 1974, as amended, the Worker Adjustment and Retraining Notification Act of 1988, as amended. Nothing contained herein shall restrict the parties’ rights to enforce the terms of this Release.
(b)    To the maximum extent permitted by law, Crocco agrees that he has not filed, nor will he ever file, a lawsuit asserting any claims which are released by this Release, or to accept any benefit from any lawsuit which might be filed by another person or government entity based in whole or in part on any event, act, or omission which is the subject of this Release.
(c)    This Release specifically excludes (i) Crocco’s rights and the Company’s obligations under the PBRA, (ii) Crocco’s rights as a stockholder or equity award holder of the Company, (iii) claims which may not be released under applicable law and (iv) any indemnification or directors’ and officers’ liability insurance or similar rights Crocco has as a current or former officer of the Company. Nothing contained in this Release shall release Crocco from his obligations under the PBRA or any applicable restrictive covenants that continue or are to be performed following Crocco’s termination of employment with the Company, and Crocco acknowledges that the Company will have available to it all remedies at law and at equity, including injunctive relief, in the event that Crocco breaches any of his obligations under the PBRCA or this Release. The covenants, representations and acknowledgments made by Crocco in this Release shall continue to have full force and effect after the execution and effectiveness of this Release and the delivery of the Milestone Payment, and this Release shall inure to the benefit of each Releasee, and the successors and assigns of each of them, to the extent necessary to preserve the intended benefits of such provisions.
(d)    The parties agree that this Release shall not affect the rights and responsibilities of the US Equal Employment Opportunity Commission (hereinafter “EEOC”) to enforce ADEA and other laws. In addition, the parties agree that this Release shall not be used to justify interfering with Crocco’s protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC, the Securities and Exchange Commission (“SEC”) or other government agency to the extent he is permitted to do so by applicable law or making other disclosures that are protected under whistleblower provisions of federal law or regulation, in each case without the necessity of prior authorization from the Company or the need to notify the Company that he has done so. The parties further agree that Crocco knowingly and voluntarily waives all rights or claims (that arose prior to Crocco’s execution of this Release) the Releasers may have against the Releasees, or any of them, to receive any benefit or remedial relief (including, but not limited to, reinstatement, back pay, front pay, damages, attorneys’ fees, experts’ fees) as a consequence of any investigation or proceeding conducted by the EEOC.
2.    Crocco acknowledges that the Company has specifically advised him of the right to seek the advice of an attorney concerning the terms and conditions of this Release. Crocco further acknowledges that he has been furnished with a copy of this Release, and he has been afforded twenty-one (21) calendar days in which to consider the terms and conditions set forth above prior to this Release. By executing this Release, Crocco affirmatively states that he has had sufficient and reasonable time to review this Release and to consult with an attorney concerning his legal rights prior to the final execution of this Release. Crocco further agrees that he has carefully read this Release and fully understands its terms. Crocco acknowledges that he has entered into this Release, knowingly, freely and voluntarily. Crocco understands that he may revoke this Release within seven (7) calendar days after signing this Release. Revocation of this Release must be made in writing and must be received by Sean D. Major at the Company, 7201 Hamilton Boulevard, Allentown, PA 18195, within the time period set forth above.
3.    This Release covers both claims that Crocco knows about and those Crocco may not know about. Crocco expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims. Crocco understands the significance of Crocco’s release of unknown claims and Crocco’s waiver of statutory protection against a release of unknown claims.
4.    This Release will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflicting provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Delaware to be applied. In furtherance of the foregoing, the internal law of the State of Delaware will control the interpretation and construction of this agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply. The provisions of this Release are severable, and if any part or portion of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable.
5.    This Release shall become effective and enforceable on the eighth day following its execution by Crocco, provided he does not exercise his right of revocation as described above. If Crocco fails to sign and deliver this Release or revokes his signature, this Release will be without force or effect, and Crocco shall not be entitled to the Milestone Payment.

Date: November ___, 2021                __________________________
                            M. Scott Crocco
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